Exhibit 10.03

SCANA CORPORATION

EXECUTIVE DEFERRED COMPENSATION PLAN

(including amendments through November 25, 2014)

SCANA CORPORATION

EXECUTIVE DEFERRED COMPENSATION PLAN

TABLE OF CONTENTS

Page

SECTION 1. ESTABLISHMENT AND PURPOSE    1
1.1    ESTABLISHMENT AND HISTORY OF THE PLAN    1
1.2    DESCRIPTION OF THE PLAN    1
1.3    PURPOSE OF THE PLAN    2
1.4    EFFECTIVE DATE    2
SECTION 2. DEFINITIONS    3
2.1    DEFINITIONS    3
2.2    GENDER AND NUMBER    6
SECTION 3. ELIGIBILITY AND PARTICIPATION    7
3.1    ELIGIBILITY    7
3.2    PARTICIPATION    7
3.3    CONTINUED PARTICIPATION    7
SECTION 4. DEFERRALS    8
4.1    DEFERRAL ELECTION FOR ELIGIBLE EMPLOYEES    8
4.2    DEFERRAL ELECTION FOR DIRECTORS    9
4.3    CREDITING OF EMPLOYER MATCHING DEFERRALS    9
4.4    DEFERRAL PERIOD    10
4.5    FORM OF PAYMENT OF DEFERRED AMOUNTS    10
4.6    MODIFICATION OF DEFERRAL DATE    11
SECTION 5. EDCP LEDGERS – DEFERRED COMPENSATION ACCOUNTS    12
5.1    PARTICIPANT ACCOUNTS    12
5.2    HYPOTHETICAL EARNINGS    12
5.3    CHARGES AGAINST ACCOUNTS    12
SECTION 6. PAYMENT OF DEFERRED AMOUNTS    13
6.1    PAYMENT OF DEFERRED AMOUNTS    13
6.2    ACCELERATION OF PAYMENTS    13
6.3    UNFORESEEABLE EMERGENCY    13
6.4    ACCELERATION SUBJECT TO SUBSTANTIAL LIMITATIONS    14
6.5    COMMITTEE MODIFICATION OF INSTALLMENT DISTRIBUTION OPTIONS    15
6.6    DELAY IN DISTRIBUTION FOR SPECIFIED EMPLOYEES    15
6.7    COMPLIANCE WITH DOMESTIC RELATIONS ORDER    16
SECTION 7. BENEFICIARY DESIGNATION    17
7.1    DESIGNATION OF BENEFICIARY    17
7.2    DEATH OF BENEFICIARY    17
7.3    INEFFECTIVE DESIGNATION    17
SECTION 8. CHANGE IN CONTROL PROVISIONS    18

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8.1    SUCCESSORS    18
8.2    AMENDMENT AND TERMINATION AFTER CHANGE IN CONTROL    18
SECTION 9. GENERAL PROVISIONS    19
9.1    CONTRACTUAL OBLIGATION    19
9.2    UNSECURED INTEREST    19
9.3    “RABBI” TRUST    19
9.4    EMPLOYMENT/PARTICIPATION RIGHTS    19
9.5    NONALIENATION OF BENEFITS    20
9.6    SEVERABILITY    20
9.7    NO INDIVIDUAL LIABILITY    20
9.8    APPLICABLE LAW    20
SECTION 10. PLAN ADMINISTRATION, AMENDMENT AND TERMINATION    21
10.1    IN GENERAL    21
10.2    CLAIMS PROCEDURE    21
10.3    FINALITY OF DETERMINATION    21
10.4    DELEGATION OF AUTHORITY    21
10.5    EXPENSES    21
10.6    TAX WITHHOLDING    21
10.7    INCOMPETENCY    21
10.8    NOTICE OF ADDRESS    22
10.9    AMENDMENT AND TERMINATION    22
10.10    PLAN TO COMPLY WITH CODE SECTION 409A    22
SECTION 11. EXECUTION    23

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SCANA CORPORATION

EXECUTIVE DEFERRED COMPENSATION PLAN

SECTION 1. ESTABLISHMENT AND PURPOSE
1.1    Establishment and History of the Plan. SCANA Corporation established, effective as of January 1, 1987, the supplementary voluntary deferred compensation plan for executives known as the “SCANA Corporation Supplementary Voluntary Deferral Plan” (the “SVDP”). SCANA Corporation also established: (1) effective as of October 15, 1986, a deferred compensation plan for executives known as the “SCANA Corporation Voluntary Deferral Plan” (the “VDP”); and (2) effective as of December 18, 1996, a consolidated deferred compensation plan for selected executives known as the “SCANA Corporation Key Employee Retention Program” (“KERP”), which was a consolidation of various individual agreements with executives, previously established. The VDP, KERP, and SVDP have been amended from time to time after their initial adoption for various design and administrative changes. Further, the VDP, KERP, and SVDP were amended and restated effective as of December 18, 1996 to include provisions applicable upon a Change in Control. The VDP, KERP, and SVDP were further amended and restated effective as of October 21, 1997 to include various administrative provisions and to clarify certain provisions regarding a Change in Control.

Effective as of July 1, 2000, the KERP was amended to provide a cash balance-type benefit for all participants. Effective as of July 1, 2001, the KERP and VDP were amended and merged with and into this Plan, which was re-named as the “SCANA Corporation Executive Deferred Compensation Plan” (hereinafter called the “Plan”). Effective as of January 1, 2002, the KERP cash balance-type benefit was frozen and this Plan was amended and restated to include new deferral opportunities as set forth herein. Effective as of January 1, 2004, this Plan was amended and restated to incorporate certain amendments and other design based changes. Effective as of January 1, 2007, this Plan was amended and restated to eliminate gross-up payments. Effective as of January 1, 2009, this Plan was amended and restated to comply with the requirements of Code Section 409A. Effective as of December 31, 2009, this Plan is amended and restated to remove references to the SCANA Corporation Key Executive Severance Benefits Plan. This Plan was most recently amended and restated, effective as of November 25, 2014, to allow for participation of non-employee directors of the Corporation in the Plan.

1.2    Description of the Plan. This Plan is intended to constitute a non-qualified deferred compensation plan which, in accordance with ERISA Sections 201(2), 301(a)(3) and 401(a)(1), is unfunded and established primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

1.3    Purpose of the Plan. The purpose of this Plan is to:

(a)    enable the Company to attract and retain persons of outstanding competence, to provide incentive benefits to a very select group of key management employees who contribute materially to the continued growth, development, and future business success of the Company, and to provide a means whereby certain amounts payable by the Company to selected executives may be deferred to some future period; and

(b)    provide a means whereby certain amounts payable by the Corporation to selected non-employee directors of the Corporation may be deferred to some future period.

1.4    Effective Date. This amended and restated Plan is effective as of November 25, 2014, except as otherwise specifically provided herein (including in the appendices to the Plan) or in resolutions adopted by the Board or the Committee.

SECTION 2. DEFINITIONS
2.1    Definitions. Whenever used herein, the following terms shall have the meanings set forth below, unless otherwise expressly provided herein or unless a different meaning is plainly required by the context, and when the defined meaning is intended, the term is capitalized:

(a)    “Additional Deferral” means the pre-tax deferrals of Excess Compensation made by a Participant who is an Eligible Employee under this Plan of up to nineteen percent (19%) of his Excess Compensation in accordance with Section 4.1(b).

(b)    “Agreement” means a contract between an Eligible Employee and the Company permitting the Eligible Employee to participate in the Plan and delineating the benefits (if any) that are to be provided to the Eligible Employee in lieu of or in addition to the benefits described under the terms of this Plan.

(c)    “Basic Deferral” means the pre-tax deferrals of Excess Compensation made by a Participant who is an Eligible Employee under this Plan of up to six percent (6%) of his Excess Compensation in accordance with Section 4.1(a).

(d)    “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(e)    “Beneficiary” means any person or entity who, upon the Participant’s death, is entitled to receive the Participant’s benefits under the Plan in accordance with Section 7 hereof.

(f)    “Board” means the Board of Directors of the Corporation.

(g)    “Bonus Deferral” means the pre-tax deferrals of a distribution of Performance Share Awards made by a Participant who is an Eligible Employee under this Plan of up to one hundred percent (100%) of his Performance Share Award in accordance with Section 4.1(c).

(h)    “Cash Retainer Deferral” means the deferrals of Cash Retainer Fee amounts made by a Participant who is a Director under this Plan.

(i)    “Change in Control” means a change in control of the Corporation of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Corporation is then subject to such reporting requirements; provided that, without limitation, such a Change in Control shall be deemed to have occurred if:

(i)    Any Person (as defined in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d)) is or becomes the Beneficial Owner, directly or indirectly, of twenty five percent (25%) or more of the combined voting power of the outstanding shares of capital stock of the Corporation;

(ii)    During any period of two (2) consecutive years (not including any period prior to December 18, 1996) there shall cease to be a majority of the Board comprised as follows: individuals who at the beginning of such period constitute the Board and any new director(s) whose election by the Board or nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved;

(iii)    The consummation of a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the voting shares of capital stock of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting shares of capital stock of the surviving entity) at least eighty percent (80%) of the combined voting power of the voting shares of capital stock of the Corporation or such surviving entity outstanding immediately after such merger or consolidation; or the shareholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets; or

(iv)    The consummation of the sale of the stock of any subsidiary of the Corporation designated by the Board as a “Material Subsidiary;” or the shareholders of the Corporation approve a plan of complete liquidation of a Material Subsidiary or an agreement for the sale or disposition by the Corporation of all or substantially all of the assets of a Material Subsidiary; provided that any event described in this subsection shall represent a Change in Control only with respect to a Participant who has been exclusively assigned to the affected Material Subsidiary.

(j)    “Code” means the Internal Revenue Code of 1986, as amended.

(k)    “Committee” means the Human Resources Committee of the Board. Any references in this Plan to the “Committee” shall be deemed to include references to the designee appointed by the Committee under Section 10.4.

(l)    “Company” means the Corporation and any subsidiaries of the Corporation and their successor(s) or assign(s) that adopt this Plan through execution of Agreements with any of their Employees or otherwise. When the term “Company” is used with respect to an individual Participant who is an Eligible Employee, it shall refer to the specific company at which the Participant is employed, unless otherwise required by the context. When the term “Company” is used with respect to an individual Participant who is a Director, it shall refer to the Corporation.

(m)    “Compensation” means the Eligible Earnings (as defined in the Qualified Plan) of a Participant who is an Employee, determined without regard to the limitation on compensation otherwise required under Code Section 401(a)(17), and without regard to any deferrals or the foregoing of compensation under this or any other plan of deferred compensation maintained by the Company.

(n)    “Corporation” means SCANA Corporation, a South Carolina corporation, or any successor thereto.

(o)    “Director” means an individual who is a member of the Board and who is designated as eligible to participate in this Plan by the Corporation under Section 3.1(b).

(p)    “Director Plan” means the SCANA Corporation Director Compensation and Deferral Plan, as amended from time to time.

(q)    “EDCP Ledger” means the bookkeeping ledger account used to track deferred amounts under the Plan together with credited earnings (or losses) that reflect the Investment Options applicable with respect to each Participant’s deferred amounts. Each EDCP Ledger shall separately reflect the pre-2005 and post-2004 deferrals and hypothetical earnings thereon, and the portion of the post-2004 deferrals and hypothetical earnings thereon payable at a date certain and the portion payable upon a Participant’s Separation from Service (referred to herein as a Participant’s “pre-2005 EDCP Ledger” and “post-2004 EDCP Ledger”). A Participant’s pre-2005 EDCP Ledger shall reflect amounts deferred hereunder before January 1, 2005 (and the earnings credited thereon before, on or after January 1, 2005) for which (i) the Participant had a legally binding right as of December 31, 2004, to be paid the amount, and (ii) such right to the amount was earned and vested as of December 31, 2004 and was credited to the Participant’s EDCP Ledger hereunder. Pre-2005 EDCP Ledgers are treated as “grandfathered” for the purposes of Code Section 409A, and are governed by the terms of the Plan in effect as of October 3, 2004.

(r)    “Eligible Employee” means an Employee who is eligible for awards under the SCANA Corporation Long-Term Equity Compensation Plan.

(s)    “Employee” means a person who is actively employed by the Company and who falls under the usual common law rules applicable in determining the employer-employee relationship.

(t)    “Employer Matching Deferral” means the deferrals credited to EDCP Ledgers for Participants who are Eligible Employees in accordance with Section 4.2.

(u)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(v)    “Excess Compensation” means the Compensation otherwise payable to an Eligible Employee in excess of the dollar limitation imposed under Code Section 401(a)(17) (or such other dollar limitation as may be set by the Committee in its sole discretion for any Year).

(w)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(x)    “Investment Options” means those hypothetical targeted investment options designated by the Committee as measurements of the rate of return to be credited to (or charged against) Participants’ EDCP Ledgers.

(y)    “Participant” means any Eligible Employee or Director who is participating in the Plan in accordance with the provisions herein set forth. If a Participant had previously deferred amounts credited to a EDCP Ledger and such Participant is no longer eligible to participate hereunder (for example, due to a Committee designation of his ineligibility), he shall be covered under this Plan as an inactive Participant. Except for those provisions related to deferral opportunities, references herein to a Participant shall be deemed to include references to such inactive Participants, unless otherwise required by the context.

(z)    “Performance Share Award” means the amount payable from the Performance Share Award portion of the SCANA Corporation Long-Term Equity Compensation Plan to a Participant who is an Eligible Employee in a Year.

(aa)    “Qualified Plan” means the SCANA Corporation Stock Purchase-Savings Plan, as amended from time to time.

(bb)     “Retainer Fee” means the amount of compensation payable to a Director with respect to services rendered to the Corporation as a Director for a Year under the Director Plan. With respect to Retainer Fee amounts deferred by a Director under this Plan, the Corporation or its delegate shall designate a portion of the Retainer Fee as the “Stock Retainer Fee” and a portion of the Retainer Fee as the “Cash Retainer Fee.”

(cc)    “Separation from Service” means:

(i)    with respect to an Employee, any termination of the employment relationship from the Company and any affiliates and, with respect to post-2004 EDCP Ledgers, any separation from service from the Company and its affiliates as determined in a manner consistent with Code Section 409A and the guidelines issued thereunder; and

(ii)    with respect to a Director, any separation from service from the Company and its affiliates as determined in a manner consistent with Code Section 409A and the guidelines issued thereunder.

(dd)    “Stock Retainer Deferral” means the deferrals of Cash Retainer Fee amounts made by a Participant who is a Director under this Plan.

(ee)    “Year” means the calendar year.

2.2    Gender and Number. Except when otherwise indicated by the context, any masculine terminology used herein also shall include the feminine and the feminine shall include the masculine, and the use of any term herein in the singular may also include the plural and the plural shall include the singular.

SECTION 3. ELIGIBILITY AND PARTICIPATION
3.1    Eligibility.

(a)    An Eligible Employee shall become eligible to participate in this Plan as follows:

(i)    To be eligible to participate in this Plan for purposes of making Basic Deferrals or Additional Deferrals (and to benefit from Employer Matching Deferrals) for any Year, the Eligible Employee must earn Compensation during that Year in excess of the applicable dollar limitation on compensation under Code Section 401(a)(17) (or such other dollar limitation as may be set by the Committee in its sole discretion for any Year before the beginning of such Year) and the Eligible Employee must have elected to defer the maximum allowable pre-tax deferrals under the Qualified Plan for the Year.

(ii)    Eligible Employees are automatically eligible to participate in this Plan for purposes of making Bonus Deferrals.

(b)    A Director shall become eligible to participate in the Plan for purposes of making Cash Retainer Deferrals and Stock Retainer Deferrals upon his satisfaction of the Corporation’s minimum share ownership guidelines applicable to Directors, as certified by the Board.

(c)    All Eligible Employees and Directors will be required, as a condition of participation, to execute such written participation agreements as required by the Committee from time to time.

3.2    Participation. An Employee or Director who meets the eligibility requirements of Section 3.1 may become a Participant in this Plan by electing to defer a portion of his Excess Compensation, Performance Share Award or Retainer Fee, as applicable, on such form and in such manner as determined by the Committee pursuant to Section 4. Eligible Employees who are participants in the Qualified Plan may automatically be deemed to have elected to defer a portion of their Excess Compensation hereunder in accordance with Section 4.

3.3    Continued Participation. Once an Eligible Employee or Director becomes a Participant, he shall continue to be eligible to participate for all future years until his Separation from Service or death or unless and until the Committee shall designate that individual as ineligible to participate. If a Participant becomes ineligible to participate for future deferrals under this Plan, he shall retain all the rights described under this Plan with respect to deferrals previously made while an active Participant.

SECTION 4. DEFERRALS
4.1    Deferral Election for Eligible Employees. Subject to the conditions set forth in this Plan, a Participant who is an Eligible Employee may elect to defer amounts hereunder as follows:

(a)    Basic Deferrals. An Eligible Employee may elect to defer Basic Deferrals under this Plan in whole percentages up to six percent (6%) of his Excess Compensation.

(b)    Additional Deferrals. An Eligible Employee may elect to defer Additional Deferrals under this Plan in whole percentages up to nineteen percent (19%) of his Excess Compensation.

(c)    Bonus Deferrals. An Eligible Employee may elect to defer under this Plan, in whole percentages, up to one hundred percent (100%) of his Performance Share Award otherwise payable for a Year, as a Bonus Deferral.

(d)    Deferral Procedures for Basic and Additional Deferrals. Except as provided in Section 4.1(f), all elections under Section 4.1(a) and Section 4.1(b) must be made at such time and in such manner as specified by the Committee prior to the beginning of the Year in which such Excess Compensation is otherwise earned. The Committee is permitted but not required to establish deferral procedures pursuant to which Participants are eligible to make separate deferral elections with respect to base salary and short-term incentive awards. Once a Basic Deferral or Additional Deferral election is made (or deemed to be made) for a Year, it shall remain in effect for all future Excess Compensation otherwise payable in all future pay periods during that Year. Such election shall also remain in effect for future Years unless affirmatively changed by the Participant in accordance with the terms of the Plan and the procedures implemented hereunder prior to the beginning of such Year. Eligible Employee Basic Deferrals and Additional Deferrals shall be credited to the Participant’s EDCP Ledger(s) at such times and in such manner as determined by the Committee, in its sole discretion, but no less frequently than monthly.

(e)    Deferral Procedures for Bonus Deferrals. Elections made under Section 4.1(c) must be made no later than June 30 of the first Year of the three-Year award cycle established under the Performance Share Award portion of the SCANA Corporation Long-Term Equity Compensation Plan, and shall apply to the Participant’s award that is otherwise payable, if at all, in the Year following the end of the three-Year award cycle; provided that in order to be eligible to make the election by such June 30 date, the Participant continuously performs services from the beginning of the performance period through the date on which the election is made. Any such Bonus Deferral election shall also apply with respect to awards payable in future Years of such three-Year award cycle unless affirmatively changed by the Participant in accordance with the procedures established by the Committee prior to June 30 of any of the Years in the three-Year award cycle applicable to such award with respect to which a change is requested. Any Bonus Deferral election shall also apply with respect to awards payable pursuant to future three-Year award cycles unless affirmatively changed by the Participant in accordance with the terms of the Plan and the procedures implemented hereunder prior to June 30 of the first Year of the future three-Year award cycle. Eligible Employee Bonus Deferrals shall be credited to the Participant’s EDCP Ledger(s) in such manner as determined by the Committee, in its sole discretion, but no later than as of the last business day of the month following the month in which the Participant’s Performance Share Award is otherwise payable.

(f)    Deferral Procedures for Newly Eligible Employees. In the case of a person who first becomes an Eligible Employee during a Year (and is not eligible for any other plan with which this Plan is aggregated for purposes of Code Section 409A), elections under Section 4.1(a), 4.1(b), and 4.1(c) for such Year must be made within thirty (30) days of the date the Employee becomes an Eligible Employee, and shall apply only to amounts paid for services to be performed after the date of such election.

4.2    Deferral Election for Directors. Subject to the conditions set forth in this Plan, a Participant who is a Director may elect to defer amounts hereunder as follows:

(a)    Cash Retainer Deferrals. A Director who has not elected to defer all or a portion of his Cash Retainer Fee amounts for a Year under the Director Plan may elect to defer Cash Retainer Deferrals under this Plan in whole percentages up to one hundred percent (100%) of his Cash Retainer Fee amounts for a Year.

(b)    Stock Retainer Deferrals. A Director who has not elected to defer all or a portion of his Stock Retainer Fee amounts under the Director Plan for a Year may elect to defer Stock Retainer Deferrals under this Plan of one hundred percent (100%) of his Stock Retainer Fee amounts for a Year. For clarity, if a Director elects to defer Stock Retainer Fee amounts under this Plan for a Year, he must deferral all of his Stock Retainer Fee and may not defer less than one hundred percent (100%) of his Stock Retainer Fee amounts for such Year under this Plan.

(c)    Deferral Procedures for Cash Retainer Deferrals and Stock Retainer Deferrals. All elections under Section 4.2(a) and 4.2(b) must be made at such time and in such manner as specified by the Committee prior to the beginning of the Year in which such Retainer Fee amounts are otherwise earned. The Committee is permitted but not required to establish deferral procedures pursuant to which Participants are eligible to make separate deferral elections with respect to Cash Retainer Fees and Stock Retainer Fees. Once a Cash Retainer Deferral or Stock Retainer Deferral election is made (or deemed to be made) for a Year, it shall remain in effect for all future Retainer Fees otherwise payable in all future periods during that Year. Such election shall also remain in effect for future Years unless affirmatively changed by the Participant in accordance with the terms of the Plan and the procedures implemented hereunder prior to the beginning of such Year. Director Cash Retainer Deferrals and Stock Retainer Deferrals shall be credited to the Participant’s EDCP Ledger(s) at such times and in such manner as determined by the Committee, in its sole discretion, but no less frequently than quarterly.

4.3    Crediting of Employer Matching Deferrals. Any Participant who has elected to make a deferral under Section 4.1(a) or 4.1(b) for a Year will be credited with an Employer Matching Deferral for such Year of an amount equal to such deferral, provided that the total amount of a Participant’s Employer Matching Deferral for any Year shall not exceed an amount equal to 6% of the Participant’s Excess Compensation. Such Employer Matching Deferrals shall be credited to the Participant’s “Separation from Service” EDCP Ledger at such times and in such manner as the Committee, in its sole discretion determines, but no less frequently than monthly.

4.4    Deferral Period. With respect to deferrals made in accordance with Section 4.1 or Section 4.2, each Participant may elect the deferral period for each separate deferral. Subject to the modification of deferral date provisions of Section 4.6 and the acceleration provisions of Section 6, (i) a Participant who is an Eligible Employee may elect to defer his Basic Deferrals, Additional Deferrals, and Bonus Deferrals until his Separation from Service or until a date certain; provided, however, that any post-2004 deferrals must have the same date certain; and (ii) a Participant who is a Director may elect to defer his Cash Retainer Deferrals and Stock Retainer Deferrals only until his Separation from Service. All deferrals are subject to the establishment of EDCP Ledgers in accordance with Section 5.1 and any additional limitations that the Committee in its sole discretion may choose to apply (which limitations shall be applied in accordance with Code Section 409A with respect to post-2004 EDCP Ledgers).

Notwithstanding any “date certain” deferral period election otherwise made by a Participant who is an Eligible Employee (or any modification thereof under Section 4.6), and except as otherwise provided in Section 4.5(b) in connection with a modification of the form of distribution for post-2004 EDCP Ledger(s), payments of deferred amounts hereunder shall be paid or begin to be paid as soon as practicable following the earliest to occur of:

(a)    Death,

(b)    “Disability,” as defined by the long-term disability provisions of the SCANA Corporation Health and Disability Plan (but only for pre-2005 EDCP Ledgers), or

(c)    Separation from Service for any reason, subject to the rules in Section 6.6 applicable to “specified employees.”

4.5    Form of Payment of Deferred Amounts. At the same time as the election made pursuant to Section 4.1, Section 4.2 and Section 4.4, and subject to the acceleration provisions of Section 6, each Participant must also elect the manner in which his deferred amounts will be paid.

(a)    Mandatory Single Sum Cash Payments. All amounts that are to be paid at a date certain prior to a Participant’s Separation from Service, death, or Disability (but only for pre-2005 EDCP Ledgers) must be paid in the form of a single sum cash payment. Also, except as provided in Section 4.5(b), all deferred amounts otherwise payable upon a Participant’s Separation from Service, death, or Disability (but only for pre-2005 EDCP Ledgers) shall be paid in the form of a single sum cash payment.

(b)    Optional Forms of Distribution. In lieu of a single sum cash payment, a Participant may elect to have all amounts payable hereunder on account of Separation from Service after his attainment of age 55, death while employed or providing service as a Director, as applicable, and after attainment of age 55, or Separation from Service due to Disability (but only for pre-2005 EDCP Ledgers), paid in the form of annual installment payments over a period not to exceed five (5) years for the post-2004 EDCP Ledger (fifteen (15) years for pre-2005 EDCP Ledgers) commencing as soon as practicable after such Separation from Service, death or Disability (only for pre-2005 EDCP Ledgers). A Participant may elect to change his election as to the form of payment of deferred amounts at any time before his Separation from Service; provided, however, that an election as to a form of payment shall not be valid unless it has been in effect for at least twelve (12) months before the Participant’s Separation from Service, death or Disability (only for pre-2005 EDCP Ledgers) and, for post-2004 EDCP Ledgers, the Participant postpones the commencement date for five (5) years beyond the date payment would otherwise have commenced in the absence of the election. If an election otherwise made is not effective because it was not in effect for at least twelve (12) months before the Participant’s Separation from Service, death or Disability (but only for pre-2005 EDCP Ledgers), the last valid distribution election shall be effective or, in the absence of a valid election, all amounts shall be paid in the form of a single sum cash payment. Unless specifically elected otherwise, payments of all deferred amounts will be made in a single lump sum cash payment paid as soon as practicable after the conclusion of the applicable deferral period pursuant to Section 4.4.

4.6    Modification of Deferral Date. A Participant who is an Eligible Employee may request that the Committee approve a modification to his “date certain” deferral, as follows:

(a)    A Participant may request that the Committee approve an additional deferral period of at least sixty (60) months for the post-2004 EDCP Ledger (at least twelve (12) months for the pre-2005 EDCP Ledger) with respect to any amount that was initially deferred to a “date certain” EDCP Ledger. Any such request must be made, in accordance with such procedures established by the Committee, in its discretion, at least twelve (12) months before the expiration of the date certain deferral period for the deferred amount for which an additional deferral election is requested. Notwithstanding the foregoing, if a Participant had previously deferred amounts to a “Separation from Service” EDCP Ledger and subsequently elected to accelerate the distribution of all or part of such amounts attributable to pre-2005 EDCP Ledgers to a date certain, pursuant to Section 6.4(b), that election is irrevocable and the Participant may not make any further deferral elections with respect to such amounts.

(b)    A Participant may request, in accordance with such procedures established by the Committee, in its discretion, that the Committee approve a modified deferral date for the Participant’s “date certain” pre-2005 EDCP Ledger as long as the modified deferral date is no earlier than twelve (12) months from the date of such election and the original date certain to which amounts were deferred is not within twelve (12) months from the date of such modification election.

SECTION 5. EDCP LEDGERS – DEFERRED COMPENSATION ACCOUNTS
5.1    Participant Accounts. The Committee shall establish and maintain for each Participant a bookkeeping account or accounts to track deferrals made by such Participant. Such accounts shall be referred to herein as “EDCP Ledgers.” Deferred amounts shall be credited to each Participant’s EDCP Ledger(s) at such times as required under Section 4. Effective as of January 1, 2002, no more than two EDCP Ledgers may be established at any time for any Participant reflecting amounts deferred to a date certain for Eligible Employee’s only (the Participant’s “date certain” EDCP Ledger) separately from amounts initially deferred to Separation from Service (the Participant’s “Separation from Service” EDCP Ledger). Each such EDCP Ledger shall separately reflect the pre-2005 deferrals and post-2004 deferrals. Once amounts are completely paid from the “date certain” EDCP Ledger for a Participant who is an Eligible Employee, such Participant may establish a new “date certain” EDCP Ledger for future deferrals. In addition to deferrals otherwise provided for under Section 4, any Participant’s cash balance account amounts transferred to this Plan from the KERP shall be credited to the Participant’s pre-2005 “Separation from Service” EDCP Ledger.

5.2    Hypothetical Earnings    . Additional amounts shall be credited to (or deducted from) a Participant’s EDCP Ledgers to reflect the hypothetical earnings (or losses) that would have been experienced had the deferred amounts been invested in the Investment Options selected by the Participant pursuant to his investment election. The Committee shall establish such procedures as it deems necessary, in its sole discretion, to allow Participants the ability to designate that all or a portion of amounts deferred to their EDCP Ledgers be hypothetically invested among the Investment Options. The Committee is authorized to select an Investment Option to serve as a default Investment Option in the absence of an actual election by any Participant. All amounts credited to Participants’ EDCP Ledgers shall continue to be hypothetically invested among the Investment Options until such amounts are paid in full to the Participant (or his Beneficiary). Notwithstanding the foregoing, and subject to Section 9.2, no Participant shall have a right to designate the specific actual investment of deferred amounts.

5.3    Charges Against Accounts. There shall be charged against each Participant’s account any payments made to the Participant or to his Beneficiary in accordance with Section 6 hereof.

SECTION 6. PAYMENT OF DEFERRED AMOUNTS
6.1    Payment of Deferred Amounts. Payment of a Participant’s EDCP Ledger(s), including accumulated hypothetical earnings (or losses), shall be paid in cash commencing with the conclusion of the deferral period otherwise provided in Section 4. The payments shall be made in the manner selected by the Participant under Section 4.5. The amount of any annual installment payment shall equal the Participant’s distributable EDCP Ledger(s), determined as of the last day of the month preceding the payment date multiplied by a fraction, the numerator of which is one and the denominator of which is the number of installment payments remaining to be paid.

6.2    Acceleration of Payments. Notwithstanding the deferral period otherwise applicable to deferred amounts hereunder:

(a)    if a Participant dies after commencement of installment payments and prior to the payment of all amounts credited to his EDCP Ledger(s), the balance of any amount payable shall continue to be paid in installment distributions, unless:

(i)     with respect to pre-2005 EDCP Ledgers only, the Participant’s Beneficiary is not a natural person (or a trust, the beneficiary of which is a natural person);

(ii)    the Participant’s Beneficiary elects to accelerate the amounts remaining to be paid, pursuant to Section 6.3 or Section 6.4 (with respect to pre-2005 EDCP Ledgers); or

(iii)    if a Participant dies after commencement of installment payments and prior to the payment of all amounts credited to his EDCP Ledger(s), the balance of any amount payable with respect to post-2004 EDCP Ledger(s) shall be paid in a lump sum; and

(b)    if the total amount payable from a Participant’s pre-2005 EDCP Ledger(s) is less than five thousand dollars ($5,000) (one hundred thousand dollars ($100,000) for post-2004 Ledger(s)) at the time for payment specified, such amount shall be paid in a lump sum.

6.3    Unforeseeable Emergency. At any time before the time an amount is otherwise payable hereunder, a Participant (or the Participant’s Beneficiary) may request, pursuant to such procedures prescribed by the Committee in its sole discretion, a single sum cash distribution of all or a portion of the amounts credited to his EDCP Ledger(s) due to the Participant’s (or the Beneficiary’s) severe financial hardship, subject to the following requirements set forth in this Section 6.3. The rules set forth in this Section 6.3 govern distributions of post-2004 EDCP Ledgers in the case of an unforeseeable emergency. Distributions of pre-2005 EDCP Ledgers in the case of an unforeseeable emergency shall be governed by terms of the Plan in effect as of October 3, 2004.

(a)    Such distribution shall be made, in the sole discretion of the Committee, in the case of an unforeseeable emergency, which shall be limited to a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or of a Participant’s dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)), loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Examples of events that may constitute an unforeseeable emergency include the imminent foreclosure of or eviction from the Participant’s primary residence; the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication; and the need to pay for the funeral expenses of the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)).

(b)    Whether a Participant is faced with an unforeseeable emergency will be determined based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of an unforeseeable emergency may not be made to the extent that such emergency is or may be relieved:

(i)    through reimbursement or compensation by insurance or otherwise,

(ii)    by liquidation of the individual’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or

(iii)    by cessation of deferrals under the Plan.

Examples of circumstances that are not considered to be unforeseeable emergencies include the need to send an individual’s child to college or the desire to purchase a home.

(c)    In all events, the amount available for distribution on account of an unforeseeable emergency pursuant to this Section 6.3 shall be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution), and shall be determined in accordance with Code Section 409A and the regulations thereunder. The Committee may require such evidence of the individual’s severe financial hardship as it deems appropriate. The Committee shall consider any requests for payment under this Section 6.3 in accordance with the standards of interpretation described in Code Section 409A and the regulations and other guidance thereunder.

(d)    All distributions under this Section 6.3 shall be made from the Participant’s EDCP Ledger(s) as soon as practicable after the Committee has approved the distribution and the amounts credited to the Participant’s EDCP Ledger(s) shall be reduced on a pro rata basis among his elected Investment Options to reflect the accelerated distribution.

6.4    Acceleration Subject to Substantial Limitations. At any time before an amount is otherwise payable hereunder, a Participant (or the Participant’s Beneficiary) may request, pursuant to such procedures prescribed by the Committee in its sole discretion, that an accelerated distribution of all or a portion of the amounts credited to his pre-2005 EDCP Ledger(s) be made pursuant to the following provisions:

(a)    An individual may accelerate all or any portion of his pre-2005 EDCP Ledger(s) and have such amount paid in the form of a single sum cash payment as soon as practicable after receipt of such request by the Committee; provided, however, that an amount equal to ten percent (10%) of the amount requested by the Participant will be forfeited from the Participant’s EDCP Ledger(s) immediately prior to such payment.

(b)    In lieu of (or in addition to) any acceleration payment under Section 6.4(a) above, an individual may elect to accelerate the payment of all or any portion of the amounts otherwise payable from his pre-2005 EDCP Ledger(s), provided that:

(i)    the accelerated amounts are not otherwise payable within twelve (12) months of the date of such election;

(ii)    the accelerated amounts must be paid in the form of a single sum cash payment at the date specified by the individual; and

(iii)    the accelerated payment may not be paid any earlier than twelve (12) months after the date such acceleration election is received by the Committee.

(c)    No individual may make more than two acceleration elections with respect to the individual’s pre-2005 EDCP Ledger(s) in any Year.

(d)    All distributions under this Section 6.4 shall be made from the Participant’s pre-2005 EDCP Ledger(s) in a single sum cash payment as soon as practicable after the date approved by the Committee and the amounts credited to the Participant’s pre-2005 EDCP Ledger(s) shall be reduced on a pro rata basis among his elected Investment Options to reflect the accelerated distribution.

6.5    Committee Modification of Installment Distribution Options. Notwithstanding anything to the contrary in this Plan, the Committee, in its sole discretion, may choose to accelerate any installment distribution amounts otherwise payable hereunder from pre-2005 Ledgers to a Participant (or Beneficiary), with or without the consent of the Participant (or Beneficiary).

6.6    Delay in Distribution for Specified Employees. Notwithstanding anything to the contrary in this Plan, if the Participant is a “specified employee,” as determined in accordance with procedures adopted by the Corporation that reflect the requirements of Code Section 409A(a)(2)(B)(i), distribution of the post-2004 EDCP Ledgers which is made on account of the Participant’s Separation from Service shall be deferred until the earlier of (i) first day of the seventh month following the Participant’s Separation from Service (without regard to whether the Participant is reemployed on that date) or (ii) the date of the Participant’s death.

6.7    Compliance with Domestic Relations Order. Notwithstanding anything to the contrary in this Plan, a distribution shall be made from the Participant's EDCP Ledgers to an individual other than the Participant to the extent necessary to comply with a domestic relations order (as defined in Code Section 414(p)(1)(B)).

SECTION 7. BENEFICIARY DESIGNATION
7.1    Designation of Beneficiary. A Participant shall designate a Beneficiary or Beneficiaries who, upon the Participant’s death, are to receive the amounts that otherwise would have been paid to the Participant. All designations shall be in writing and signed by the Participant. The designation shall be effective only if and when delivered to the Corporation during the lifetime of the Participant. The Participant also may change his Beneficiary or Beneficiaries by a signed, written instrument delivered to the Corporation. The payment of amounts shall be in accordance with the last unrevoked written designation of Beneficiary that has been signed and delivered to the Corporation. All Beneficiary designations shall be addressed to the Secretary of SCANA Corporation and delivered to his office.

7.2    Death of Beneficiary.

(a)    In the event that all of the Beneficiaries named in Section 7.1 predecease the Participant, the amounts that otherwise would have been paid to said Beneficiaries shall, where the designation fails to redirect to alternate Beneficiaries in such circumstance, be paid to the Participant’s estate as the alternate Beneficiary.

(b)    In the event that two or more Beneficiaries are named, and one or more but less than all of such Beneficiaries predecease the Participant, each surviving Beneficiary shall receive any dollar amount or proportion of funds designated or indicated for him per the designation of Section 7.1, and the dollar amount or designated or indicated share of each predeceased Beneficiary which the designation fails to redirect to an alternate Beneficiary in such circumstance shall be paid to the Participant’s estate as an alternate Beneficiary.

7.3    Ineffective Designation.

(a)    In the event the Participant does not designate a Beneficiary, or if for any reason such designation is entirely ineffective, the amounts that otherwise would have been paid to the Beneficiary shall be paid to the Participant’s estate as the alternate Beneficiary.

(b)    In the circumstance that designations are effective in part and ineffective in part, to the extent that a designation is effective, distribution shall be made so as to carry out as closely as discernable the intent of the Participant, with result that only to the extent that a designation is ineffective shall distribution instead be made to the Participant’s estate as an alternate Beneficiary.

SECTION 8. CHANGE IN CONTROL PROVISIONS
8.1    Successors. Notwithstanding anything in this Plan to the contrary, upon the occurrence of a Change in Control, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, subject to the remaining provisions of this Section 8.1. Participants shall become entitled to benefits hereunder in accordance with the terms of this Plan based on amounts credited to each Participant’s EDCP Ledger(s) as of the date of such Change in Control plus accumulated hypothetical earnings (or losses) attributable thereto (adjusted to reflect any change from the most recent EDCP Ledger calculation to the end of the month prior to the month such amounts are distributed to each Participant, based on the Investment Options in effect at such time). In the case of any Change in Control, any successor to the Company shall not be required to provide for additional deferral of benefits beyond the date of such Change in Control except as required under Code Section 409A.

8.2    Amendment and Termination After Change in Control. Notwithstanding the foregoing, and subject to this Section 8, no amendment, modification or termination of the Plan may be made, and no Participants may be added to the Plan, upon or following a Change in Control if it would have the effect of reducing any benefits earned (including optional forms of distribution) by any Participant prior to such Change in Control without the written consent of all of the Plan’s Participants covered by the Plan at such time. In all events, however, the Corporation reserves the right to amend, modify or delete the provisions of Section 8 at any time prior to a Change in Control, pursuant to a Board resolution adopted by a vote of two-thirds (2/3) of the Board members then serving on the Board.

SECTION 9. GENERAL PROVISIONS
9.1    Contractual Obligation. It is intended that the Corporation is under a contractual obligation to make payments from a Participant’s account when due. Payment of account balances shall be made out of the general funds of the Corporation as determined by the Board without any restriction of the assets of the Corporation relative to the payment of such contractual obligations; the Plan is, and shall operate as, an unfunded plan.

9.2    Unsecured Interest. No Participant or Beneficiary shall have any interest whatsoever in any specific asset of the Corporation. To the extent that any person acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

9.3    “Rabbi” Trust. In connection with this Plan, the Board has established a grantor trust (known as the “SCANA Corporation Executive Benefit Plan Trust” and referred to herein as the “Trust”) for the purpose of accumulating funds to satisfy the obligations incurred by the Corporation under this Plan (and such other plans and arrangements as determined from time to time by the Corporation). At any time prior to a Change in Control, as that term is defined in such Trust, the Corporation may transfer assets to the Trust to satisfy all or part of the obligations incurred by the Corporation under this Plan, as determined in the sole discretion of the Committee, subject to the return of such assets to the Corporation at such time as determined in accordance with the terms of such Trust. Notwithstanding the establishment of the Trust, the right of any Participant to receive future payments under the Plan shall remain an unsecured claim against the general assets of the Corporation.

9.4    Employment/Participation Rights.

(a)    Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, nor confer upon any Participant any right to continue in the employ or service of the Company.

(b)    Nothing in the Plan shall be construed to be evidence of any agreement or understanding, express or implied, that the Company will continue to employ or require the services of a Participant in any particular position or at any particular rate of remuneration.

(c)    No employee or director shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant.

(d)    Nothing in this Plan shall affect the right of a recipient to participate in and receive benefits under and in accordance with any pension, profit-sharing, deferred compensation or other benefit plan or program of the Company.

9.5    Nonalienation of Benefits.

(a)    Subject to Section 6.7, no right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or change, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or change the same shall be void; nor shall any such disposition be compelled by operation of law.

(b)    No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to benefits under the Plan.

(c)    If any Participant or Beneficiary hereunder should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber, or change any right or benefit hereunder (other than as permitted in Section 6.7), then such right or benefit shall, in the sole discretion of the Committee, cease, and the Committee shall direct in such event that the Corporation hold or apply the same or any part thereof for the benefit of the Participant or Beneficiary in such manner and in such proportion as the Committee may deem proper.

9.6    Severability. If any particular provision of the Plan shall be found to be illegal or unenforceable for any reason, the illegality or lack of enforceability of such provision shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or unenforceable provision had not been included.

9.7    No Individual Liability. It is declared to be the express purpose and intention of the Plan that no liability whatsoever shall attach to or be incurred by the shareholders, officers, or directors of the Corporation or any representative appointed hereunder by the Corporation, under or by reason of any of the terms or conditions of the Plan.

9.8    Applicable Law    . This Plan shall be governed by and construed in accordance with the laws of the State of South Carolina except to the extent governed by applicable federal law (including the requirements of Code Section 409A).

SECTION 10. PLAN ADMINISTRATION, AMENDMENT AND TERMINATION
10.1    In General. This Plan shall be administered by the Committee, which shall have the sole authority, in its sole discretion, to construe and interpret the terms and provisions of the Plan and determine the amount, manner and time of payment of any benefits hereunder. The Committee shall maintain records, make the requisite calculations and disburse payments hereunder, and its interpretations, determinations, regulations and calculations shall be final and binding on all persons and parties concerned. The Committee may adopt such rules as it deems necessary, desirable or appropriate in administering this Plan and the Committee may act at a meeting, in a writing without a meeting, or by having actions otherwise taken by a member of the Committee pursuant to a delegation of duties from the Committee.

10.2    Claims Procedure. Any person dissatisfied with the Committee’s determination of a claim for benefits hereunder must file a written request for reconsideration with the Committee. This request must include a written explanation setting forth the specific reasons for such reconsideration. The Committee shall review its determination promptly and render a written decision with respect to the claim, setting forth the specific reasons for such denial written in a manner calculated to be understood by the claimant. Such claimant shall be given a reasonable time within which to comment, in writing, to the Committee with respect to such explanation. The Committee shall review its determination promptly and render a written decision with respect to the claim. Such decision upon matters within the scope of the authority of the Committee shall be conclusive, binding, and final upon all claimants under this Plan.

10.3    Finality of Determination. The determination of the Committee as to any disputed questions arising under this Plan, including questions of construction and interpretation, shall be final, binding, and conclusive upon all persons.

10.4    Delegation of Authority. The Committee may, in its discretion, delegate its duties to an officer or other Employee of the Company, or to a committee composed of officers or Employees of the Company.

10.5    Expenses. The cost of payment from this Plan and the expenses of administering the Plan shall be borne by the Corporation.

10.6    Tax Withholding. The Corporation shall have the right to deduct from all payments made from the Plan any federal, state, or local taxes required by law to be withheld with respect to such payments.

10.7    Incompetency. Any person receiving or claiming benefits under the Plan shall be conclusively presumed to be mentally competent and of age until the Committee receives written notice, in a form and manner acceptable to it, that such person is incompetent or a minor, and that a guardian, conservator, statutory committee under the South Carolina Code of Laws, or other person legally vested with the care of his estate has been appointed. In the event that the Committee finds that any person to whom a benefit is payable under the Plan is unable to properly care for his affairs, or is a minor, then any payment due (unless a prior claim therefor shall have been made by a duly appointed legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Committee to have incurred expense for the care of such person otherwise entitled to payment.

In the event a guardian or conservator or statutory committee of the estate of any person receiving or claiming benefits under the Plan shall be appointed by a court of competent jurisdiction, payments shall be made to such guardian or conservator or statutory committee provided that proper proof of appointment is furnished in a form and manner suitable to the Committee. Any payment made under the provisions of this Section 10.7 shall be a complete discharge of liability therefor under the Plan.

10.8    Notice of Address. Any payment made to a Participant or to his designated Beneficiary at the last known post office address of the distributee on file with the Corporation, shall constitute a complete acquittance and discharge to the Corporation and any director or officer with respect thereto, unless the Corporation shall have received prior written notice of any change in the condition or status of the distributee. Neither the Corporation nor any director or officer shall have any duty or obligation to search for or ascertain the whereabouts of the Participant or his designated Beneficiary.

10.9    Amendment and Termination. The Corporation expects the Plan to be permanent but, because future conditions affecting the Corporation cannot be anticipated or foreseen, the Corporation reserves the right to amend, modify, or terminate the Plan at any time by action of its Board, subject to Section 8.2 and subject to the requirements of Code Section 409A with respect to post-2004 EDCP Ledgers; provided, however, that any such action shall not diminish retroactively any amounts, both deferred amounts and any hypothetical earnings (or losses) thereon, which have been credited to any Participant’s EDCP Ledger(s). If the Board amends the Plan to cease future deferrals hereunder or terminates the Plan, the Board may, in its sole discretion, direct that the value of each Participant’s EDCP Ledger(s) be paid to each Participant (or Beneficiary, if applicable) in an immediate lump sum payment; provided, however, that in the case of any post-2004 EDCP Ledger(s), the requirements of Reg. § 1.409A-3(j)(4)(ix) are met. In the absence of any such direction from the Board, the Plan shall continue as a “frozen” plan under which no future deferrals will be recognized unless required under Code Section 409A (however, hypothetical earnings (or losses) shall continue to be recognized in accordance with the Investment Options that continue to be made available under the Plan) and each Participant’s benefits shall be paid in accordance with the otherwise applicable terms of the Plan.

10.10    Plan to Comply with Code Section 409A. Notwithstanding any provision to the contrary in this Plan, each provision of this Plan shall be interpreted to permit deferrals of Excess Compensation and the payment of deferred amounts in accordance with Code Section 409A and any provision that would conflict with such requirements shall not be valid or enforceable.

SECTION 11. EXECUTION
IN WITNESS WHEREOF, as approved by the Board of Directors of the Corporation on November 25, 2014, the Corporation has caused this SCANA Corporation Executive Deferred Compensation Plan to be executed by its duly authorized officer this 9th day of January, 2015, to be effective as of the dates specified herein.

SCANA Corporation

By: /s/Marty K. Phalen
Title: Senior Vice President - SCANA Admin.
ATTEST:
/s/Gina Champion
Secretary